Exhibit 10.1

AMENDED AND RESTATED
MANAGEMENT AGREEMENT

by and among
American Capital Mortgage Investment Corp.,
American Capital Mortgage Investment TRS, LLC
and
American Capital MTGE Management, LLC

Dated as of July 1, 2016

AMENDED AND RESTATED MANAGEMENT AGREEMENT, dated as of July 1, 2016, by and among American Capital Mortgage Investment Corp., a Maryland corporation (“MTGE”), American Capital Mortgage Investment TRS, LLC, a Delaware limited liability company (“MTGE TRS”), and American Capital MTGE Management, LLC, a Delaware limited liability company (the “Manager”), which, prior to consummation of the Transaction (as defined below), was a subsidiary of a wholly-owned portfolio company of American Capital, Ltd., a Delaware corporation (“American Capital”).
W I T N E S S E T H:
WHEREAS, pursuant to the Management Agreement dated August 9, 2011, as amended by the Amendment and Joinder Agreement, dated September 30, 2011, by and among MTGE, MTGE TRS and the Manager (the “Original Management Agreement”), the Company retained the Manager to administer the business activities and day-to-day operations of the Company and to perform services for the Company in the manner and on the terms set forth in the Original Management Agreement;
WHEREAS, pursuant to the Purchase and Sale Agreement, dated May 23, 2016 (the “Purchase Agreement”), by and among American Capital, American Capital Asset Management, LLC, American Capital Mortgage Management, LLC, owner of all outstanding limited liability interest of the Manager (“Mortgage”), and American Capital Agency Corp. (“Buyer”), Buyer agreed to purchase all of the outstanding limited liability interest of Mortgage (the “Transaction”);
WHEREAS, concurrent with the execution of the Purchase Agreement, MTGE entered into a letter agreement with the Manager, pursuant to which the Company provided its consent to the Transaction (the “Consent”) in consideration for the Manager’s agreement to amend certain terms of the Original Management Agreement; and
WHEREAS, in connection with the Transaction and in consideration of the Consent, the Company and the Manager wish to amend and restate the Original Management Agreement.
NOW THEREFORE, in consideration of the premises and agreements hereinafter set forth, the parties hereto hereby agree as follows:
Section 1.Definitions.
(a)    The following terms shall have the meanings set forth in this Section 1(a):
“Advisers Act” means the U.S. Investment Advisers Act of 1940, as amended.
“Affiliate” means (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such other Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner. For purposes of this Agreement, an Affiliate of the Manager will not include American Capital or any of American Capital’s Affiliates.
“Agreement” means this Amended and Restated Management Agreement, as amended, supplemented or otherwise modified from time to time.
“American Capital” has the meaning set forth in the Preamble.
“Automatic Renewal Term” has the meaning set forth in Section 10(a) hereof.
“Board of Directors” means the board of directors or board of managers, as applicable, of the Company.
“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.
“Buyer” has the meaning set forth in the Recitals.
“Claim” has the meaning set forth in Section 8(c) hereof.
“Closing Date” means the date of closing of the Initial Public Offering.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” means MTGE and, where applicable, TRS; provided that, for the avoidance of doubt, (i) with respect to MTGE’s rights and obligations under the Management Agreement, references to “Company” shall refer only to MTGE, and with respect to TRS’ s rights and obligations under the Management Agreement, references to “Company”, where applicable, shall refer only to TRS; and (ii) the following references to “Company” shall apply only to MTGE and shall not include TRS: (a) with respect to qualifying as a real estate investment trust or REIT, (b) in the definitions of Common Stock, Independent Director and Initial Public Offering and (c) in the following sections: Section 2(b)(v), the last use of “Company” in Section 2(b)(xiii), Section 2(b)(xiv), Section 2(b)(xxiv), the first use of “Company” in Section 2(d)(ii), the first use of “Company” in the second sentence of Section 2(d), the first use of “Company” in Section 2(k), the last sentence of Section 6(a), clauses (A), (B) and (D) of Section 7(b)(i), Section 7(b)(xvi) and Section 7(b)(xviii).
“Company Confidential Information” has the meaning set forth in Section 5(a) hereof.
“Company Indemnified Party” has meaning set forth in Section 8(b) hereof.
“Conduct Policies” has the meaning set forth in Section 2(k) hereof.
“Consent” has the meaning set forth in the Recitals.

“Effective Termination Date” has the meaning set forth in Section 10(b) hereof.
“Equity” means the Company’s month-end stockholders’ equity, adjusted to exclude the effect of any unrealized gains or losses included in either retained earnings or other comprehensive income (loss), each computed in accordance with GAAP.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles in effect in the United States on the date such principles are applied.
“Governing Instruments” means, with regard to any entity, the articles of incorporation or certificate of incorporation and bylaws in the case of a corporation, the partnership agreement in the case of a general or limited partnership or the certificate of formation and operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended.
“Indemnified Party” has the meaning set forth in Section 8(b) hereof.
“Independent Director” means a member of the Board of Directors who is “independent” in accordance with the Company’s Governing Instruments and the rules of Nasdaq or such other securities exchange on which the shares of Common Stock are listed.
“Initial Public Offering” means the Company’s sale of Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-173238).
“Investment Committee” means the investment committee formed by the Manager, the members of which shall consist of officers of the Manager and/or its Affiliates.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“Investment Guidelines” means the investment guidelines proposed by the Investment Committee and approved by the Board of Directors, a copy of which is attached hereto as Exhibit A, as the same may amended, restated, modified, supplemented or waived by the Investment Committee, subject to the consent of a majority of the entire Board of Directors (which must include a majority of the then incumbent Independent Directors).
“Losses” has the meaning set forth in Section 8(a) hereof.
“Management Fee” means the management fee, calculated and payable monthly in arrears, in an amount equal to one-twelfth of 1.50% of Equity.
“Manager” has the meaning set forth in the Preamble.
“Manager Indemnified Party” has the meaning set forth in Section 8(a) hereof.

“Manager Permitted Disclosure Parties” has the meaning set forth in Section 5(a) hereof.
“Mortgage” has the meaning set forth in the Recitals.
“Nasdaq” means The NASDAQ Stock Market, Inc.
“Original Management Agreement” has the meaning set forth in the Recitals.
“Person” means any natural person, corporation, partnership, association, limited liability company, estate, trust, joint venture, any federal, state, county or municipal government or any bureau, department or agency thereof or any other legal entity and any fiduciary acting in such capacity on behalf of the foregoing.
“Purchase Agreement” has the meaning set forth in the Recitals.
“REIT” means a “real estate investment trust” as defined under the Code.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Subsidiary” means any subsidiary of the Company and any partnership, the general partner of which is the Company or any subsidiary of the Company, and any limited liability company, the managing member of which is the Company or any subsidiary of the Company.
“Termination Fee” means a termination fee equal to three (3) times the average annual Management Fee earned by the Manager during the 24-month period immediately preceding the most recently completed month prior to the Effective Termination Date.
“Termination Notice” has the meaning set forth in Section 10(b) hereof.
“Termination Without Cause” has the meaning set forth in Section 10(b) hereof.
“Transaction” has the meaning set forth in the Recitals.
“TRS” means a taxable REIT subsidiary.
(b)    As used herein, accounting terms relating to the Company and its Subsidiaries, if any, not defined in Section 1(a) and accounting terms partly defined in Section 1(a), to the extent not defined, shall have the respective meanings given to them under United States generally accepted accounting principles. As used herein, “calendar quarters” shall mean the period from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31 of the applicable year.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”
Section 2.    Appointment and Duties of the Manager.
(a)    The Company hereby appoints the Manager to manage the investments and day-to-day operations of the Company and its Subsidiaries, subject at all times to the supervision and direction of the Board of Directors, the further terms and conditions set forth in this Agreement and such further limitations or parameters as may be imposed from time to time by the Board of Directors. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein, provided that funds are made available by the Company for such purposes as set forth in Section 7 hereof. The appointment of the Manager shall be exclusive to the Manager, except to the extent that the Manager elects, in its sole and absolute discretion, in accordance with the terms of this Agreement, to cause the duties of the Manager as set forth herein to be provided by third parties.
(b)    The Manager, in its capacity as manager of the investments and the operations of the Company, at all times will be subject to the supervision and direction of the Board of Directors and will have only such functions and authority as the Board of Directors may delegate to it, including, without limitation, the functions and authority identified herein and delegated to the Manager hereby. The Manager will be responsible for the day-to-day operations of the Company and will perform (or cause to be performed) such services and activities relating to the investments and operations of the Company as may be appropriate, which may include, without limitation:
(i)    forming and maintaining the Investment Committee, which will have the following responsibilities: (A) proposing changes to the Investment Guidelines to be approved by the Board of Directors, (B) reviewing the Company’s investment portfolio for compliance with the Investment Guidelines on a periodic basis, (C) reviewing the Investment Guidelines adopted by the Board of Directors on a periodic basis, (D) reviewing the diversification of the Company’s investment portfolio and the Company’s hedging and financing strategies on a periodic basis, and (E) generally be responsible for conducting and overseeing the provision of the services set forth in this Section 2.
(ii)    serving as the Company’s consultant with respect to the periodic review of the investments, borrowings and operations of the Company and other policies and recommendations with respect thereto, including, without limitation, the Investment Guidelines, in each case subject to the approval of the Board of Directors;
(iii)    serving as the Company’s consultant with respect to the selection, purchase, monitoring and disposition of the Company’s investments;

(iv)    serving as the Company’s consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company or its Subsidiaries, including (1) assisting the Company in developing criteria for debt and equity financing that is specifically tailored to the Company’s investment objectives, and (2) advising the Company with respect to obtaining appropriate financing for its investments;
(v)    advising the Company with respect to incentive plans that the Company may establish for the Independent Directors;
(vi)    purchasing and financing investments on behalf of the Company;
(vii)    providing the Company with portfolio management;
(viii)    engaging and supervising, on behalf of the Company and at the Company’s expense, independent contractors that provide real estate, investment banking, securities brokerage, insurance, legal, accounting, transfer agent, registrar and such other services as may be required relating to the Company’s operations or investments (or potential investments);
(ix)    providing executive and administrative personnel, office space and office services required in rendering services to the Company;
(x)    performing and supervising the performance of administrative functions necessary in the management of the Company as may be agreed upon by the Manager and the Board of Directors, including, without limitation, the services in respect of any equity incentive plan the Company may establish for the Independent Directors, the collection of revenues and the payment of the Company’s debts and obligations and maintenance of appropriate information technology services to perform such administrative functions;
(xi)    communicating on behalf of the Company with the holders of any equity or debt securities of the Company as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading exchanges or markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;
(xii)    counseling the Company in connection with policy decisions to be made by the Board of Directors;
(xiii)    evaluating and recommending to the Company hedging strategies and engaging in hedging activities on behalf of the Company, consistent with such strategies, as so modified from time to time, with the Company’s qualification as a REIT and with the Investment Guidelines;

(xiv)    counseling the Company regarding the requirements to qualify as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and U.S. Treasury regulations promulgated thereunder;
(xv)    counseling the Company regarding the maintenance of its exemption from status as an investment company under the Investment Company Act and monitoring compliance with the requirements for maintaining such exemption;
(xvi)    furnishing reports and statistical and economic research to the Company regarding the activities and services performed for the Company or its Subsidiaries, if any, by the Manager;
(xvii)    monitoring the operating performance of the Company’s investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;
(xviii)    investing and re-investing any monies and securities of the Company (including in short-term investments, payment of fees, costs and expenses, or payments of dividends or distributions to stockholders of the Company) and advising the Company as to its capital structure and capital-raising activities;
(xix)    causing the Company to retain qualified accountants and legal counsel, as applicable, to (i) assist in developing appropriate procedures, internal controls, compliance procedures and testing systems with respect to the provisions of the Code applicable to REITs and, if applicable, TRSs and (ii) conduct quarterly compliance reviews with respect thereto;
(xx)    causing the Company to qualify to do business in all jurisdictions in which such qualification is required and to obtain and maintain all appropriate licenses;
(xxi)    assisting the Company in complying with all regulatory requirements applicable to the Company in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act or the Securities Act;
(xxii)    taking all necessary actions to enable the Company and any Subsidiaries to make required tax filings and reports, including soliciting stockholders for required information to the extent necessary under the Code and U.S. Treasury regulations applicable to REITs;
(xxiii)    handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the

Company may be involved or to which the Company may be subject arising out of the Company’s day-to-day operations;
(xxiv)    arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the business of the Company;
(xxv)    using commercially reasonable efforts to cause expenses incurred by or on behalf of the Company to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;
(xxvi)    performing such other services as may be required from time to time for the management and other activities relating to the assets, business and operations of the Company as the Board of Directors shall reasonably request or the Manager shall deem appropriate under the particular circumstances; and
(xxvii)    using commercially reasonable efforts to cause the Company to comply with all applicable laws.
(c)    The Manager may retain, for and on behalf, and at the sole cost and expense, of the Company, such services of the persons and firms referred to in Section 7(b) hereof as the Manager deems necessary or advisable in connection with the management and operations of the Company. In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other professional service providers) hired by the Manager at the Company’s sole cost and expense.
(d)    The Manager shall refrain from any action that, in its sole judgment made in good faith, (i) is not in compliance with the Investment Guidelines, (ii) would adversely affect the qualification of the Company as a REIT under the Code or the Company’s status as an entity exempted from investment company status under the Investment Company Act, or (iii) would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or of any exchange on which the securities of the Company may be listed or that would otherwise not be permitted by the Company’s Governing Instruments. If the Manager is ordered to take any action by the Board of Directors, the Manager shall promptly notify the Board of Directors if it is the Manager’s judgment that such action would adversely affect the qualification of the Company as a REIT or the Company’s status as an entity intended to be exempted from registration under the Investment Company Act or violate any such law, rule or regulation or the Governing Instruments. Notwithstanding the foregoing, neither the Manager nor any of its Affiliates shall be liable to the Company, the Board of Directors, or the Company’s stockholders for any act or omission by the Manager or any of its Affiliates, except as provided in Section 8 of this Agreement.
(e)    The Company (including the Board of Directors) agrees to take all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement or other filing required to be made under the Securities Act, Exchange Act, Nasdaq’s rules and requirements, Code or other applicable law, rule or regulation on behalf of the Company in a timely manner. The Company further agrees to use commercially reasonable efforts to make available to the Manager all resources, information and materials reasonably requested by the Manager to enable the Manager to satisfy its obligations hereunder, including its obligations to deliver financial statements and any other information or reports with respect to the Company. If the Manager is not able to provide a service, or in the reasonable judgment of the Manager it is not prudent to provide a service, without the approval of the Board of Directors, as applicable, then the Manager shall be excused from providing such service (and shall not be in breach of this Agreement) until the applicable approval has been obtained.
(f)    Reporting Requirements.
(i)    As frequently as the Manager may deem reasonably necessary or advisable, or at the direction of the Board of Directors, the Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, with respect to any investment, reports and other information with respect to such investment as may be reasonably requested by the Company.
(ii)    The Manager shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all reports, financial or otherwise, with respect to the Company reasonably required by the Board of Directors in order for the Company to comply with its Governing Instruments, or any other materials required to be filed with any governmental body or agency, and shall prepare, or, at the sole cost and expense of the Company, cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s books of account by a nationally recognized independent accounting firm.
(iii)    The Manager shall prepare, or, at the sole cost and expense to the Company, cause to be prepared, regular reports for the Board of Directors to enable the Board of Directors to review the Company’s acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and policies approved by the Board of Directors.
(g)    Directors, officers, employees and agents of the Manager or its Affiliates may serve as directors, officers, agents, nominees or signatories for the Company or any of its Subsidiaries, to the extent permitted by their Governing Instruments, as from time to time amended, by any resolutions duly adopted by the Board of Directors. When executing documents or otherwise acting in such capacities for the Company or any of its Subsidiaries, such Persons shall indicate in what capacity they are executing on behalf of the Company or any of its Subsidiaries. Without limiting the foregoing, but subject to Section 12 below, the Manager will provide the Company with a management team, including for MTGE a Chief Executive Officer, Chief Financial Officer and one or more Chief Investment Officers or similar positions and for MTGE TRS a Chief Executive Officer, Treasurer and President or similar positions, along with appropriate support personnel to provide the management services to be provided by the Manager to the Company hereunder, who shall devote such of their time to the management of the Company as necessary and appropriate, commensurate with the level of activity of the Company from time to time.
(h)    The Manager shall provide personnel for service on the Investment Committee.
(i)    The Manager shall maintain reasonable and customary “errors and omissions” insurance coverage and other customary insurance coverage.
(j)    The Manager shall provide such internal audit, compliance and control services as may be required for the Company to comply with applicable law (including the Securities Act and Exchange Act), regulation (including SEC regulations) and the rules and requirements of Nasdaq and as otherwise reasonably requested by the Company or its Board of Directors from time to time.
(k)    The Manager acknowledges receipt of the Company’s Code of Business Conduct and Ethics and Policy on Insider Trading and Communications Policy (collectively, the “Conduct Policies”) and agrees to require the persons who provide services to the Company to comply with such Conduct Policies in the performance of such services hereunder or such comparable policies as shall in substance hold such persons to at least the standards of conduct set forth in the Conduct Policies.
Section 3.    Additional Activities of the Manager; Non-Solicitation; Restrictions.
(a)    Except as provided in the last two sentences of this Section 3(a), the Investment Guidelines and the Conduct Policies, nothing in this Agreement shall (i) prevent the Manager or any of its Affiliates, officers, directors or employees, from engaging in other businesses or from rendering services of any kind to any other Person or entity, whether or not the investment objectives or policies of any such other Person or entity are similar to those of the Company or (ii) in any way bind or restrict the Manager or any of its Affiliates, officers, directors or employees from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom the Manager or any of its Affiliates, officers, directors or employees may be acting. While information and recommendations supplied to the Company shall, in the Manager’s reasonable and good faith judgment, be appropriate under the circumstances and in light of the investment objectives and policies of the Company, they may be different from the information and recommendations supplied by the Manager or any of its Affiliates to others or information retained by any of the Manager’s Affiliates. The Company shall be entitled to equitable treatment under the circumstances in receiving information, recommendations and any other services, but the Company recognizes that it is not entitled to receive preferential treatment as compared with the treatment given by the Manager or any Affiliate of the Manager to others or themselves. The Manager shall devote such time and resources to the Company as is reasonably necessary for the Manager to perform its services under this Agreement. Further, the Company shall have the benefit of the Manager’s best judgment and effort in rendering services hereunder and, in furtherance of the foregoing, the

Manager shall not undertake activities that, in its good faith judgment, will adversely affect the performance of its obligations under this Agreement.
(b)    When a particular investment would be appropriate for the Company as well as for Buyer or for any entity other than the Company that the Manager or an Affiliate of the Manager manages at such time, the Manager and its Affiliates may, in good faith, allocate the investment to one such entity and allocate a different investment to the other such entity, provided that the Manager and its Affiliates determine, in their sole discretion, that the two investments are similar. Alternatively, the Manager and its Affiliates may allocate an investment by apportioning it in good faith in a manner they determine to be fair and equitable among such entities. Such apportionment may not be strictly pro rata depending on the good faith determination of the Manager and its Affiliates in light of all relevant factors, including differing investment objectives, account liquidity and leverage, investment diversification and regulatory compliance. The Manager and its Affiliates shall refrain from apportionment of assets if division of the assets into smaller lots would reduce the market value or liquidity of the asset. The Manager and its Affiliates shall apply similar good faith allocation and apportionment principles, as necessary, in dispositions of investments held by the Company, on the one hand, and Buyer or one or more entities other than the Company managed by the Manager and its Affiliates, on the other hand.
(c)    In the event of a Termination Without Cause of this Agreement by the Company pursuant to Section 10(b) hereof, the Company shall not, without the consent of the Manager, employ or otherwise retain any employee of the Manager or any of its Affiliates or any person who has been in the employ of the Manager or any of its Affiliates at any time within the two (2) year period immediately preceding the date on which such person commences employment with or is otherwise retained by the Company for two (2) years after such termination of this Agreement. The Company acknowledges and agrees that, in addition to any damages the Manager shall be entitled to equitable relief for any violation of this agreement by the Company, including, without limitation, injunctive relief.
Section 4.    Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain one or more bank accounts in the name of the Company or any Subsidiary, and may collect and deposit into any such account or accounts, and disburse funds from any such account or accounts, under such terms and conditions as the Board of Directors may approve; and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiary.
Section 5.    Records; Confidentiality.
(a)    The Manager shall maintain appropriate books of accounts and records relating to services performed hereunder, and such books of account and records shall be accessible for inspection by representatives of the Company or any Subsidiary at any time during normal business hours. The Manager shall keep confidential any and all non-public information, written or oral, obtained by it in connection with the services rendered hereunder (“Company Confidential Information”) and shall not use Company Confidential Information except in furtherance of its duties under this Agreement or disclose Company Confidential Information, in whole or in part, to any Person other than (i) to its Affiliates, officers, directors, employees, agents, representatives or advisors who need to know such Company Confidential Information for the purpose of rendering services hereunder, (ii) to appraisers, financing sources and others in the ordinary course of the Company’s business ((i) and (ii) collectively, “Manager Permitted Disclosure Parties”), (iii) in connection with any governmental or regulatory filings of the Company or disclosure or presentations to Company investors, (iv) to governmental officials having jurisdiction over the Company, (v) as requested by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party, or (vi) with the consent of the Company. The Manager agrees to inform each of its Manager Permitted Disclosure Parties of the non-public nature of the Company Confidential Information and to direct such Persons to treat such Company Confidential Information in accordance with the terms hereof.
(b)    Nothing herein shall prevent the Manager from disclosing Company Confidential Information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of, or pursuant to any law or regulation, any regulatory agency or authority, (iii) to the extent reasonably required in connection with the exercise of any remedy hereunder, or (iv) to its legal counsel or independent auditors; provided, however that with respect to clauses (i) and (ii), it is agreed that, so long as not legally prohibited, the Manager will provide the Company with prompt written notice of such order, request or demand so that the Company may seek, at its sole expense, an appropriate protective order and/or waive the Manager’s compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Manager is required to disclose Company Confidential Information, the Manager may disclose only that portion of such information that is legally required without liability hereunder; provided, that the Manager agrees to exercise its commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.
(c)    Notwithstanding anything herein to the contrary, each of the following shall be deemed to be excluded from provisions hereof: any Company Confidential Information that (i) is available to the public from a source other than the Manager (not resulting from the Manager’s violation of this Section 5), (ii) is released in writing by the Company to the public or to persons who are not under similar obligation of confidentiality to the Company, or (iii) is obtained by the Manager (not resulting from the Manager’s violation of this Section 5) from a third-party which, to the best of the Manager’s knowledge, does not constitute a breach by such third-party of an obligation of confidence with respect to the Company Confidential Information disclosed. The provisions of this Section 5 shall survive the expiration or earlier termination of this Agreement for a period of one year.
Section 6.    Compensation.
(a)    For the services rendered under this Agreement, the Company shall pay the Management Fee to the Manager. The Manager will not receive any compensation for the period prior to the Closing Date other than expenses incurred and reimbursed pursuant to

Section 7 hereof. The Manager and the Company acknowledge the obligation of the Manager to pay to the underwriters of the Initial Public Offering the underwriting fee set forth in the Underwriting Agreement (the “Underwriting Fee”).
(b)    The parties acknowledge that the Management Fee is intended to compensate the Manager for the costs and expenses not otherwise reimbursable under Section 7 below, in order for the Manager to provide the Company the investment advisory services and certain general management services rendered under this Agreement.
(c)    The Management Fee shall be payable in arrears in cash, in monthly installments commencing with the month in which this Agreement is executed. If applicable, the initial and final installments of the Management Fee shall be pro-rated based on the number of days during the initial and final month, respectively, that this Agreement is in effect. The Manager shall calculate each monthly installment of the Management Fee, and deliver such calculation to the Company, within thirty (30) days following the last day of each month. The Company shall pay the Manager each installment of the Management Fee within five (5) Business Days after the date of delivery to the Company of such computations.
Section 7.    Expenses of the Company.
(a)    The Manager shall be responsible for the expenses related to any and all personnel of the Manager and its Affiliates who provide services to the Company pursuant to this Agreement (including each of the officers of the Company and any directors of the Company who are also directors, officers, employees or agents of the Manager or any of their Affiliates), including, without limitation, salaries, bonus and other wages, payroll taxes and the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel.
(b)    The Company shall pay all of its costs and expenses and shall reimburse the Manager or its Affiliates for expenses of the Manager and its Affiliates incurred on behalf of the Company, excepting only the Underwriting Fee and those expenses that are specifically the responsibility of the Manager pursuant to Section 7(a) of this Agreement. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company or any Subsidiary shall be paid by the Company and shall not be paid by the Manager or Affiliates of the Manager:
(i)    all costs and expenses associated with the formation and capital raising activities of the Company and its Subsidiaries, if any, including, without limitation, the costs and expenses of (A) the preparation of the Company’s registration statements, (B) the initial public offering of the Company and the concurrent private placement, (C) the original incorporation and initial organization of the Company, and (D) any subsequent offerings and any filing fees and costs of being a public company, including, without limitation, filings with the SEC, the Financial Industry Regulatory Authority, Inc. and Nasdaq (and any other exchange or over-the-counter market), among other such entities;

(ii)    all costs and expenses in connection with the acquisition, disposition, financing, hedging and ownership of the Company’s or any Subsidiary’s investments, including, without limitation, costs and expenses incurred in contracting with third parties to provide such services, such as legal fees, accounting fees, consulting fees, trustee fees, appraisal fees, insurance premiums, commitment fees, brokerage fees and guaranty fees;
(iii)    all legal, audit, accounting, consulting, investor relations, brokerage, listing, filing, custodian, transfer agent, rating agency, registration and other fees and charges, printing, engraving and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and stock exchange listing of the Company’s or any Subsidiary’s equity securities or debt securities;
(iv)    all expenses relating to communications to holders of equity securities or debt securities issued by the Company or any Subsidiary and other third party services utilized in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies (including, without limitation, the SEC), including any costs of computer services in connection with this function, the cost of printing and mailing certificates for such securities and proxy solicitation materials and reports to holders of the Company’s or any Subsidiary’s securities and the cost of any reports to third parties required under any indenture to which the Company or any Subsidiary is a party;
(v)    all costs and expenses of money borrowed by the Company or its Subsidiaries, if any, including, without limitation, principal, interest and the costs associated with the establishment and maintenance of any credit facilities, warehouse loans, repurchase facilities and other indebtedness of the Company and its Subsidiaries, if any (including commitment fees, legal fees, closing and other costs);
(vi)    all taxes and license fees applicable to the Company or any Subsidiary, including interest and penalties thereon;
(vii)    all fees paid to and expenses of third-party advisors and independent contractors, consultants, managers and other agents engaged by the Company or any Subsidiary or by the Manager for the account of the Company or any Subsidiary;
(viii)    all insurance costs incurred by the Company or any Subsidiary, including, without limitation, the cost of obtaining and maintaining (A) liability or other insurance to indemnify (1) the Manager, (2) the directors and officers of the Company, and (3) underwriters of any securities of the Company, (B) “errors and omissions” insurance coverage, and (C) any other insurance deemed necessary or advisable by the Board of Directors for the benefit of the Company and its directors and officers;
(ix)    all compensation and fees paid to directors of the Company or any Subsidiary (excluding those directors who are also directors, officers, employees or agents of Mortgage or any of its Affiliates), and all expenses of all directors of the Company or any Subsidiary incurred in their capacity as such;
(x)    all third-party legal, accounting and auditing fees and expenses and other similar services relating to the Company’s or any Subsidiary’s operations (including, without limitation, all quarterly and annual audit or tax fees and expenses);
(xi)    all third-party legal, expert and other fees and expenses relating to any actions, proceedings, lawsuits, demands, causes of action and claims, whether actual or threatened, made by or against the Company, or which the Company is authorized or obligated to pay under applicable law or its Governing Instruments or by the Board of Directors;
(xii)    subject to Section 8 below, any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director or officer of the Company or any Subsidiary in his capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency, or settlement of pending or threatened proceedings;
(xiii)    all travel and related expenses of directors, officers and employees of the Company and the Manager, incurred in connection with attending meetings of the Board of Directors or holders of securities of the Company or any Subsidiary or performing other business activities that relate to the Company or any Subsidiary, including, without limitations, travel and related expenses incurred in connection with the purchase, consideration for purchase, financing, refinancing, sale or other disposition of any investment or potential investment of the Company; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;
(xiv)    all expenses of organizing, modifying or dissolving the Company or any Subsidiary and costs preparatory to entering into a business or activity, or of winding up or disposing of a business activity of the Company or its Subsidiaries, if any;
(xv)    all expenses relating to payments of dividends or interest or distributions in cash or any other form made or caused to be made by the Board of Directors to or on account of holders of the securities of the Company or any Subsidiary, including, without limitation, in connection with any dividend reinvestment plan or direct stock purchase plan;
(xvi)    all costs and expenses related to (A) the design and maintenance of the Company’s web site or sites and (B) the Company’s pro rata share of any computer software, hardware or information technology services that is used by the Company;

(xvii)    all costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company;
(xviii)    all costs and expenses incurred with respect to administering the Company’s equity incentive plans;
(xix)    rent (including disaster recovery facilities costs and expenses), telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of the Manager and its Affiliates required for the Company’s operations; provided, however, that the Company shall only be responsible for a proportionate share of such expenses, as determined by the Manager in good faith, where such expenses were not incurred solely for the benefit of the Company; and
(xx)    all other expenses actually incurred by the Manager or its Affiliates or their respective officers, employees, representatives or agents, or any Affiliates thereof, which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement (including, without limitation, any fees or expenses relating to the Company’s compliance with all governmental and regulatory matters).
(c)    Costs and expenses incurred by the Manager on behalf of the Company shall be reimbursed monthly to the Manager. The Manager shall prepare a written statement in reasonable detail documenting the costs and expenses of the Company and those incurred by the Manager on behalf of the Company during each month, and shall deliver such written statement to the Company within thirty (30) days after the end of each month. The Company shall pay all amounts payable to the Manager pursuant to this Section 7(c) within five (5) Business Days after the receipt of the written statement without demand, deduction, offset or delay (unless those amounts are the subject of a good faith dispute). Cost and expense reimbursement to the Manager shall be subject to adjustment at the end of each calendar year in connection with the annual audit of the Company. The provisions of this Section 7 shall survive the expiration or earlier termination of this Agreement to the extent such expenses has previously been incurred or are incurred in connection with such expiration or termination.
Section 8.    Limits of the Manager’s Responsibility.
(a)    The Manager assumes no responsibility under this Agreement other than to render the services called for hereunder in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in the Investment Guidelines. The Manager and its Affiliates, and the directors, officers, employees, members and stockholders of the Manager and its Affiliates, will not be liable to the Company, any Subsidiary of the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by the Manager, its officers, employees or its Affiliates, performed in accordance with and pursuant to this Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their respective duties under this Agreement. The Company shall, to the full extent lawful, reimburse, indemnify and hold harmless the Manager, its Affiliates, and the directors, officers, employees, members and stockholders of the Manager and its Affiliates (each, a “Manager Indemnified Party”), of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, (including reasonable attorneys’ fees) (collectively “Losses”) in respect of or arising from any acts or omissions of such Manager Indemnified Party performed in good faith under this Agreement and, in respect of any such Manager Indemnified Party, not constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of such Manager Indemnified Party under this Agreement. Notwithstanding the liability and indemnification provisions in this Section 8(a) (and elsewhere in this Agreement), the Manager acknowledges that the Company may have certain legal rights arising under federal and state securities laws that have not been waived.
(b)    The Manager shall, to the full extent lawful, reimburse, indemnify and hold harmless the Company, and the directors, officers and stockholders of the Company and each Person, if any, controlling the Company (each, a “Company Indemnified Party”; a Manager Indemnified Party and a Company Indemnified Party are each sometimes hereinafter referred to as an “Indemnified Party”) of and from any and all Losses in respect of or arising from (i) any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of the duties of the Manager under this Agreement or (ii) any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.
(c)    In case any such claim, suit, action or proceeding (a “Claim”) is brought against any Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, the Indemnified Party shall give prompt written notice thereof to the indemnifying party, which notice shall include all documents and information in the possession of or under the control of such Indemnified Party reasonably necessary for the evaluation and/or defense of such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 8; provided, however, that the failure of the Indemnified Party to so notify the indemnifying party shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 8. Upon receipt of such notice of Claim (together with such documents and information from such Indemnified Party), the indemnifying party shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to such Indemnified Party, which counsel may, without limiting the rights of such Indemnified Party pursuant to the next succeeding sentence of this Section 8(c), also represent the indemnifying party in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct the defense of the Claim, if (i) such Indemnified Party reasonably determines that the conduct of its defense by the indemnifying party could be materially prejudicial to its interests, (ii) the indemnifying party refuses to defend (or fails to give written notice to the Indemnified Party within ten (10) days of receipt of a notice of Claim that the indemnifying party assumes such defense), or (iii) the indemnifying party shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith. The indemnifying party may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any Losses whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party and (iii) the indemnifying party obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. The applicable Indemnified Party shall reasonably cooperate with the indemnifying party, at the indemnifying party’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If such Indemnified Party is entitled pursuant to this Section 8(c) to elect to defend such Claim by counsel of its own choosing and so elects, then the indemnifying party shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. Except as provided in the immediately preceding sentence, no Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 8.
(d)    The Indemnified Party shall seek recovery under any insurance policies by which such Indemnified Party is covered and if such Indemnified Party recovers any amounts under any insurance policies, it shall be offset against the amount owed by the indemnifying party. If the Indemnified Party fails to seek such recovery, the indemnifying party shall be subrogated to the rights of the Indemnified Party under any applicable insurance policy of the Indemnified Party, and shall be entitled to recover under such policy up to the amount owed or paid by the indemnifying party to the Indemnified Party.
(e)    The provisions of this Section 8 shall survive the expiration or earlier termination of this Agreement.
Section 9.    No Joint Venture. The Company and the Manager are not partners or joint venturers with each other and nothing herein shall be construed to make them such partners or joint venturers or impose any liability as such on either of them.
Section 10.    Term; Renewal.
(a)    Automatic Renewal Terms. As of August 9 of each calendar year, this Agreement shall be deemed renewed automatically for an additional one-year period (an “Automatic Renewal Term”) unless this Agreement has been terminated pursuant to this Agreement prior to such date or the Manager elects not to renew this Agreement in accordance with Section 10(b) of this Agreement.
(b)    Termination or Nonrenewal of this Agreement Without Cause. Notwithstanding any other provision of this Agreement to the contrary, (i) upon 90 days’ prior written notice to the Manager (the “Termination Notice”), the Company (but only with the approval of a majority of the Independent Directors) may, without cause, terminate this Agreement and (ii) upon 180 days’ prior written notice to the Company, the Manager may, without cause, in connection with the expiration of any Automatic Renewal Term, decline to renew this Agreement (any such termination by the Company under clause (i) or nonrenewal by the Manager under clause (ii), a “Termination Without Cause”). If the Company issues the Termination Notice, the Company shall be obligated to (i) specify the reason for termination in the Termination Notice and (ii) pay the Manager the Termination Fee before or on the last business day prior to the effective date of such termination (the “Effective Termination Date”). In the event of a Termination Without Cause, termination by the Company or nonrenewal by the Manager of this Agreement shall be without any further liability or obligation of either party to the other, except as provided in Section 3(c), Section 5, Section 8, Section 13 and Section 14 of this Agreement. The Company may terminate this Agreement for cause pursuant to Section 12 hereof even after a Termination Without Cause and, in such case, no Termination Fee shall be payable.
(c)    Unfair Manager Compensation. Notwithstanding the provisions of subsection (b) above, if the reason for termination specified in the Termination Notice is that a majority of the Independent Directors have determined that the Management Fee payable to the Manager is unfair, the Company shall not have the foregoing termination right in the event the Manager agrees that it will continue to perform its duties hereunder from and after the Effective Termination Date at a fee that the majority of the Independent Directors determine to be fair; provided, however, the Manager shall have the right to renegotiate the Management Fee by delivering to the Company, not less than 60 days prior to the pending Effective Termination Date, written notice of its intention to renegotiate the Management Fee. Thereupon, the Company and the Manager shall endeavor to negotiate the Management Fee in good faith. Provided that the Company and the Manager agree to a revised Management Fee or other compensation structure prior to the Effective Termination Date, the Termination Notice shall be deemed of no force and effect, and this Agreement shall continue in full force and effect on the terms stated herein, except that the Management Fee or other compensation structure shall be the revised Management Fee or other compensation structure then agreed upon by the Company and the Manager. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised Management Fee or other compensation structure promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to a revised Management Fee or other compensation structure during such period of negotiation prior to the Effective Termination Date, this Agreement shall terminate on the Effective Termination Date and the Company shall be obligated to pay the Manager the Termination Fee upon the Effective Termination Date.
Section 11.    Assignments.
(a)    Assignments by the Manager. There shall be no “assignment” (as such term has been interpreted by the U.S. Securities and Exchange Commission in the context of the Advisers Act) of this Agreement by the Manager without the prior written consent of the Company (as evidenced by the consent of a majority of the Independent Directors). Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as the Manager. Notwithstanding the foregoing, the Manager may (i) assign this Agreement to an Affiliate of the Manager that is a successor to the Manager by reason of a restructuring or other internal reorganization among the Manager and any one or more of its Affiliates without the consent of the majority of the Independent Directors and (ii) delegate to one or more of its Affiliates the performance of any of its responsibilities hereunder so long as it remains liable for any such Affiliate’s performance, provided that in the case of (i) and (ii), such assignment does not require the Company’s approval under the Advisers Act. Any assignment in violation of this Section 11(a) will be null and void. Nothing contained in this Agreement shall preclude any pledge, hypothecation or other transfer of any amounts payable to the Manager under this Agreement.
(b)    Assignments by the Company. This Agreement shall terminate automatically in the event of its assignment, in whole or in part, by the Company, unless such assignment is consented to in writing by the Manager. Any such permitted assignment shall bind the assignee under this Agreement in the same manner as the Company is bound. In addition, the assignee shall execute and deliver to the Manager a counterpart of this Agreement.
Section 12.    Termination of the Manager for Cause. At the option of the Company and at any time during the term of this Agreement, this Agreement shall be and become terminated upon 60 days’ written notice of termination from the Board of Directors to the Manager, without payment of the Termination Fee, if any of the following events shall occur, which shall be determined by a majority of the Independent Directors:
(a)    the Manager shall commit any act of fraud, misappropriation of funds, or embezzlement against the Company or shall be grossly negligent in the performance of its duties under this Agreement (including such action or inaction by the Manager which materially impairs the Company’s ability to conduct its business);
(b)    the Manager shall fail to provide adequate or appropriate personnel reasonably necessary for the Manager to identify investment opportunities for the Company and to manage and develop the Company’s portfolio; provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;
(c)    the Manager shall commit a material breach of any provision of this Agreement (including the failure of the Manager to use reasonable efforts to comply with the Investment Guidelines); provided, that such default has continued uncured for a period of sixty (60) days after written notice thereof, which notice shall contain a request that the same be remedied;
(d)    (A) the Manager shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Manager shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against the Manager any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of 90 days; or (C) the Manager shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above; or (D) the Manager shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;
(e)    If the Manager is convicted of a felony, including if the Manager enters a plea of nolo contendere with respect thereto; or
(f)    upon the dissolution of the Manager.
If any of the events specified above shall occur, the Manager shall give prompt written notice thereof to the Board of Directors.
Section 13.    Action Upon Termination. From and after the effective date of (i) any termination of this Agreement or (ii) any nonrenewal by the Manager of this Agreement, the Manager shall not be entitled to compensation for further services hereunder, but shall be paid all compensation accruing to the date of termination and, if terminated by the Company pursuant to Section 10, the Termination Fee. Upon any such event, the Manager shall forthwith:
(a)    after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled, pay over to the Company or a Subsidiary all money collected and held for the account of the Company or a Subsidiary pursuant to this Agreement;
(b)    deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company and any Subsidiaries;
(c)    cooperate with the Company in executing an orderly transition of the management of the Company’s assets to a new manager; and
(d)    deliver to the Board of Directors all property and documents of the Company and any Subsidiaries then in the custody of the Manager.
Section 14.    Release of Money or Other Property Upon Written Request.
The Manager agrees that any money or other property of the Company (which such term, for the purposes of this Section 14, shall be deemed to include any and all of its Subsidiaries, if any) held by the Manager shall be held by the Manager as custodian for the Company, and the Manager’s records shall be appropriately and clearly marked to reflect the ownership of such money or other property by the Company. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company requesting the Manager to release to the Company any money or other property then held by the Manager for the account of the Company under this Agreement, the Manager shall release such money or other property to the Company within a reasonable period of time, but in no event later than 60 days following such request.

Upon delivery of such money or other property to the Company, the Manager shall not be liable to the Company, the Board of Directors, or the Company’s stockholders for any acts or omissions by the Company in connection with the money or other property released to the Company in accordance with this Section 14. The Company shall indemnify the Manager, its directors, officers, members, employees and agents against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company in accordance with the terms of this Section 14. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 8 of this Agreement.
Section 15.    Representations and Warranties.
(a)    The Company hereby represents and warrants to the Manager as follows:
(i)    The Company is duly organized, validly existing and in good standing under the laws of the State of Maryland with respect to MTGE and the State of Delaware with respect to MTGE TRS, has the requisite entity power and authority and the legal right to own and operate its assets, to lease any property it may operate as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation or limited liability company, as applicable, and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Company.
(ii)    The Company has the requisite entity power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary corporate or limited liability company action, as applicable, to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including stockholders and creditors of the Company, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Company in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Company, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
(iii)    The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Company, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Company, or the

Governing Instruments of, or any securities issued by the Company or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Company is a party or by which the Company or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Company and its Subsidiaries, if any, taken as a whole, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
(b)    The Manager hereby represents, warrants and covenants to the Company as follows:
(i)    The Manager is registered as an investment adviser under the Advisers Act and shall maintain such registration for all time periods during which such registration is required.
(ii)    The Manager shall notify the Company within 3 Business Days if the Manager obtains actual knowledge of any pending litigation, proceeding or investigation (formal or informal) of or before any court, mediator, arbitrator or governmental authority against the Manager, other than such routine litigation, proceedings or investigations that, in the Adviser’s good faith judgment, are not reasonably likely to materially adversely affect the ability of the Manager to perform its duties hereunder.
(iii)    The Manager is duly organized, validly existing and in good standing under the laws of the State of Delaware, has the limited liability company power and authority and the legal right to own and operate its assets, to lease the property it operates as lessee and to conduct the business in which it is now engaged and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except for failures to be so qualified, authorized or licensed that could not in the aggregate have a material adverse effect on the business operations, assets or financial condition of the Manager.
(iv)    The Manager has the limited liability company power and authority and the legal right to make, deliver and perform this Agreement and all obligations required hereunder and has taken all necessary limited liability company action to authorize this Agreement on the terms and conditions hereof and the execution, delivery and performance of this Agreement and all obligations required hereunder. No consent of any other Person, including members and creditors of the Manager, and, other than its registration as an investment adviser under the Advisers Act, no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any governmental authority is required by the Manager in connection with this Agreement or the execution, delivery, performance, validity or enforceability of this Agreement and all obligations required hereunder. This Agreement has been, and each instrument or document required hereunder will be, executed and delivered by a duly authorized officer of the Manager, and this Agreement constitutes, and each instrument or document required hereunder when executed and delivered hereunder will constitute, the legally valid and binding obligation of the Manager enforceable against the Manager in accordance with its terms.
(v)    The execution, delivery and performance of this Agreement and the documents or instruments required hereunder will not violate any provision of any existing law or regulation binding on the Manager, or any order, judgment, award or decree of any court, arbitrator or governmental authority binding on the Manager, or the Governing Instruments of, or any securities issued by the Manager or of any mortgage, indenture, lease, contract or other agreement, instrument or undertaking to which the Manager is a party or by which the Manager or any of its assets may be bound, the violation of which would have a material adverse effect on the business operations, assets or financial condition of the Manager, and will not result in, or require, the creation or imposition of any lien or any of its property, assets or revenues pursuant to the provisions of any such mortgage, indenture, lease, contract or other agreement, instrument or undertaking.
Section 16.    Miscellaneous.
(a)    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered against receipt or upon actual receipt of (i) personal delivery, (ii) delivery by reputable overnight courier or (iii) delivery by electronic mail with telephonic confirmation, addressed as set forth below (or to such other address as may be hereafter notified by the respective parties hereto in accordance with this Section 16):

The Company:	American Capital Mortgage Investment Corp. 2 Bethesda Metro Center, 12th Floor Bethesda, MD 20814 Attention: Chief Financial Officer Email: Peter.Federico@americancapital.com

The Company:	American Capital Mortgage Investment TRS, LLC 2 Bethesda Metro Center, 12th Floor Bethesda, MD 20814 Attention: Chief Risk Officer Email: Peter.Federico@americancapital.com

The Manager:
American Capital MTGE Management, LLC
c/o American Capital Mortgage Management, LLC
2 Bethesda Metro Center, 12th Floor
Bethesda, MD 20814
Attention: Treasurer
Email: Peter.Federico@americancapital.com

in each case, with a copy to:
Jones Day
1420 Peachtree Street
Atlanta, Georgia 30309
Attention: Lizanne Thomas
Email: lthomas@jonesday.com

and:

Jones Day
North Point, 901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Attention: James P. Dougherty
Email: jpdougherty@jonesday.com

(b)    Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns as provided herein.
(c)    Integration. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.
(d)    Amendments. This Agreement, nor any terms hereof, may not be amended, supplemented or modified except in an instrument in writing executed by the parties hereto.
(e)    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN §5-1401 OF THE GENERAL OBLIGATIONS LAW). EACH OF THE PARTIES HERETO IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR ANY DISTRICT WITHIN SUCH STATE FOR THE PURPOSE OF ANY ACTION OR JUDGMENT RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY AND TO THE LAYING OF VENUE IN SUCH COURT.
(f)    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY

APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(g)    Survival of Representations and Warranties. All representations and warranties made hereunder, and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement.
(h)    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of a party hereto, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
(i)    Costs and Expenses. Each party hereto shall bear its own costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiations and preparation of and the closing under this Agreement, and all matters incident thereto.
(j)    Section Headings. The section and subsection headings in this Agreement are for convenience in reference only and shall not be deemed to alter or affect the interpretation of any provisions hereof.
(k)    Counterparts. This Agreement may be executed by the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.
(l)    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Amended and Restated Management Agreement as of the date first written above.

AMERICAN CAPITAL MORTGAGE INVESTMENT CORP.

By: ___/s/ Peter Federico_____________________
Name: Peter J. Federico
Title: Senior Vice President and Chief Risk Officer

AMERICAN CAPITAL MORTGAGE INVESTMENT TRS, LLC

By: _____/s/ Peter Federico___________________
Name: Peter J. Federico
Title: Senior Vice President and Chief Risk Officer

AMERICAN CAPITAL MTGE MANAGEMENT, LLC

By: ____/s/ Peter Federico____________________
Name: Peter J. Federico
Title: Senior Vice President and Chief Risk Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED MANAGEMENT AGREEMENT]

Exhibit A
Investment Guidelines
Capitalized terms used but not defined herein shall have the meanings ascribed thereto in that certain Amended and Restated Management Agreement, dated as of July 1, 2016, as may be amended from time to time, by and between American Capital Mortgage Investment Corp. (the “Company”) and American Capital MTGE Management, LLC (the “Manager”).
1.No investment shall be made that would cause the Company to fail to qualify as a REIT under the Code.
2.     No investment shall be made that would cause the Company to be regulated as an investment company under the Investment Company Act.
3.    Prior to entering into any proposed investment transaction with American Capital or any of its affiliates, a majority of the Company’s independent directors must approve the terms of the transaction.
4.    The Company’s investment portfolio shall not consist of predominantly whole-pool agency securities for so long as the Company is managed by an affiliate of American Capital.
The Investment Committee may change these investment guidelines at any time with the approval of the Company’s Board of Directors (which must include a majority of the Company’s independent directors). Changes to the Company’s investment guidelines do not require stockholder approval.